EXHIBIT 99.22

AMENDMENT TO
EQUITY REPURCHASE OPTION AGREEMENT

THIS AMENDMENT TO EQUITY REPURCHASE OPTION AGREEMENT, dated as of April 16, 2003 (this “Amendment”), is made by and between OVERHILL FARMS, INC., a Nevada corporation (the “Company”), and LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (“LLCP”).

RECITALS

A. The parties hereto are currently parties to that certain Equity Repurchase Option Agreement dated as of September 11, 2003 (the “Option Agreement”), pursuant to which, among other things, LLCP granted to the Company certain rights to repurchase all, but not less than all, of the LLCP Equity Securities on the terms and subject to the conditions set forth therein. Capitalized terms used and not defined herein have the meanings ascribed to them in the Option Agreement.

B. Concurrently herewith, the Company, the entities from time to time parties thereto as Guarantors (including Overhill L.C. Ventures, Inc.) and LLCP are entering into that certain Second Amended and Restated Securities Purchase Agreement dated of even date herewith (the “Securities Purchase Agreement”), pursuant to which, among other things, the parties thereto are amending and restating the Existing Securities Purchase Agreement (as defined therein), all on the terms and subject to the conditions set forth therein.

C. In connection with the execution and delivery of the Securities Purchase Agreement, the parties wish to amend the Option Agreement on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Option Agreement. Pursuant to Section 3.7 of the Option Agreement, the Option Agreement is hereby amended as follows:

1.1 Section 1 (Definitions) of the Option Agreement is hereby amended by replacing the following existing definitions in their entirety with the following amended definitions:

“‘Formula-Based Repurchase Price’ means, for purposes of calculating the Repurchase Option Price, a repurchase price per share equal to:

(i) (a) 6.50 times (y) EBITDA for the three (3) calendar month period ending on the last day of the calendar month immediately preceding the calendar month in which the Repurchase Option Notice Date occurs (the “Measurement Date”), multiplied by (z) 4, minus (b) all Indebtedness of the Company (excluding (I) Indebtedness described under clauses (iii), (vi) and (ix) of the definition of Indebtedness and (II) Indebtedness equal to the greater of (x) $17,000,000 and (y) indebtedness under the Company’s then existing revolving credit facility, if any) existing on the Measurement Date, plus (c) all cash and cash equivalents of the Company and its Subsidiaries existing on the Measurement Date (but only to the extent that such cash and cash equivalents exceed the then outstanding balance under the Company’s revolving or working capital credit facilities), plus (d) the aggregate exercise or conversion prices for the shares of Capital Stock of the Company issuable upon exercise or conversion of all “in-the-money” Options Rights outstanding (the “Option Rights Shares”) as of the Measurement Date; divided by

(ii) the number of shares of Capital Stock of the Company outstanding as of the Measurement Date, plus the number of Option Rights Shares as of the Measurement Date. (For purposes of clarification only, the November 1999 Warrant, the shares of Series A Preferred Stock issued to LLCP prior to the date hereof, the Fifth Amendment Warrant and options outstanding under the Company’s Stock Plans are deemed to be Option Rights).”

provided, however, that for purposes of calculating EBITDA under this definition, the following shall be added back to the calculation of Net Income (Loss): (i) the costs incurred by the Company in connection with the restoration required to be made at the manufacturing facilities located at 7666 Formula Place in San Diego, California, up to a maximum of $250,000, and (ii) the aggregate losses recorded as a direct result of a write-down of the value of American Airlines inventory or of Accounts owed by American Airlines, in each case due a bankruptcy filing by or against American Airlines.

“‘Repurchase Option Trigger Event’ means the occurrence of either of the following events:

(i) If a Default or Event of Default shall have occurred after August 15, 2003, and be continuing and LLCP provides written notice to the Company either (a) requesting that the Company make any payments to it that are in addition to those which the Company is then obligated to make under the then existing Investment Documents (e.g., interest payments calculated at the Default Rate) or (b) declaring all Obligations to Purchaser to be immediately due and payable pursuant to Section 10.2 of the Securities Purchase Agreement; or

(ii) If the Company notifies LLCP in writing at any time after August 15, 2003, that it intends in good faith to (a) (y) enter into a bona fide transaction in the future with a third party to merge, consolidate, amalgamate or otherwise combine, or to sell, lease, transfer or otherwise dispose of, in any transaction or series of transactions, all or a significant portion of its assets or properties (whether now owned or hereafter acquired) or (z) reorganize or recapitalize, or (b) enter into a bona fide transaction in the future with a third party which is valued at more than $8.0 million and, in the case of either of clause (ii)(a) or (ii)(b) above, LLCP notifies the Company in writing, within ten (10) days following LLCP’s receipt of the Company’s written notification of such intent, that it does not consent to any such transaction, reorganization or recapitalization, as the case may be.”

1.2 Clause (a) of Section 2.1 (Right to Repurchase Equity Securities) of the Option Agreement is hereby amended by replacing such clause in its entirety with the following:

“(a) On the terms and subject to the conditions set forth in this Agreement, if a Repurchase Option Trigger Event occurs at any time after August 15, 2003, the Company shall have the right to repurchase all, but not less than all (the “Repurchase Option”), of the LLCP Equity Securities beneficially owned by LLCP on the Repurchase Option Closing Date at the Repurchase Option Price; provided, however, that the Company must pay and perform all other Obligations to Purchaser outstanding as of the Repurchase Option Closing Date simultaneously with, or prior to, the closing of the Repurchase Option. The parties acknowledge and agree that in no event shall the Repurchase Option be effective on or prior to August 15, 2003, with respect to any Default, Event of Default, act, omission, event, condition or circumstance occurring or existing on or prior to such date.”

2. Confirmation; Full Force and Effect. The Option Agreement, as amended hereby, shall remain binding upon the Company and LLCP and shall remain in full force and effect in accordance with its terms, as amended hereby. Further, the Company expressly ratifies and reaffirms its obligations under the Option Agreement as amended hereby.

3. Miscellaneous.

3.1 Entire Agreement. The Option Agreement, as amended hereby, constitutes the entire understanding agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements or understandings of the parties hereto with respect to such matter.

3.2 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF.

3.3 Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COMPANY OVERHILL FARMS, INC., a Nevada corporation

By:	/s/ JAMES RUDIS
James Rudis President and Chief Executive Officer

By:	/s/ JOHN STEINBRUN
John Steinbrun Senior Vice President and Chief Financial Officer

LLCP LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership

By:	LLCP California Equity Partners II, L.P., a California limited partnership, its General Partner

	By:	Levine Leichtman Capital Partners, Inc., its General Partner

	By:	/s/ STEVEN E. HARTMAN Steven E. Hartman Vice President

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